Exhibit 99.1

                                  NEWS RELEASE
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                                January 21, 2003

For Immediate Release:
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Indian River Banking Company
Contact:  Andy Beindorf (772) 563-2329

              Indian River Banking Company Declares Stock Dividend

(Vero Beach, FL) The Board of Directors of Indian River Banking Company today approved and declared a ten percent (10%) stock dividend for shareholders of record as of January 31, 2003. According to Andy Beindorf, the bank's President and CEO, stock dividends are payable on February 14, 2003. Fractional shares will be paid by check based on market value as of the record date. Dividends and checks for fractional shares will be sent directly to each shareholder.

Beindorf further reported that total assets of Indian River National Bank, a subsidiary of Indian River Banking Company, were $458 million as of December 31, 2002 compared to $389 million as of December 31, 2001, an increase of 17.8%. According to Beindorf, Indian River National Bank is scheduled to open its 8th branch in February 2003 in Melbourne, Florida, at the intersection of Sarno and Wickham Roads.

Indian River National Bank was founded in 1985 and is one of Florida's fastest growing community banks. With more than $450 million in assets, the locally owned independent bank serves Indian River and Brevard Counties with 7 offices from Vero Beach to Rockledge. Indian River National Bank specializes in small business banking in addition to traditional banking services. Financial services offered include consumer, commercial, and residential lending, as well as internet banking. Investment services are offered through Fiserv Investor Services, Inc. For further information, access Indian River National Bank's website at www.irnb.com.



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